[LOGO]                                                   Sola International Inc.
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16th May 1996


Mr Mark Mackenzie
Ashdale
6 Ashley Rise
Walton-on-Thames
Surrey
KT12 1ND
United Kingdom




Dear Mark,

I am pleased to confirm your compensation and benefit arrangements in respect of your continuing duties performed on behalf of SOLA International Inc ("the Company") outside the UK in your capacity as Geschaftsfuhrer of SOLA Optical Holdings GMBH and as chairman of SOLA ADC Lenses Ltd. In respect of these duties, your contract of employment is with SOLA International Inc and is governed by US law. Please note that these duties take precedence over your duties for SOLA Optical UK Ltd where any conflict may arise. However SOLA International Inc recognises your obligations to SOLA Optical UK Ltd and will seek to facilitate your duties thereunder.

Your base salary in respect of these duties will be $2,637 per month ($31,640) on an annual basis) and will be paid in two equal installments on the fifteenth and thirtieth of each month. Your salary will be subject to annual discretionary review increases effective January 1st.

You will be eligible to participate in the SOLA Group Management  Incentive plan
(MIP), which is an annual cash incentive program based on achievement of financial goals for the Group and the Region.

Your MIP payment will be guaranteed at a minimum of 50% of your base salary for 1994/95 and 25% of your base salary for 1995/96.

In addition, the company will reimburse to you via the payroll the cost of interest at 8.5% on your bridging loan of L.475,000 in connection with the purchase of your UK property until the sale of your property in France.

In addition the company will reimburse you for any loss on the sale of your property in France up to a maximum of $100,000. Further the company will also reimburse the costs associated with the sale up to a maximum of $20,000.

Your holiday entitlement is 10 days per annum and is in addition to any holiday entitlement arising from your employment with SOLA Optical UK Ltd

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2420 Sand Hill Road Suite 200,  Menlo Park,  CA 94025 USA         (415) 324 6868
                                                              Fax (415) 324 6850


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You are  required to give the  Company 3 months  notice of  termination  of your employment. Your notice entitlement from the Company is also 3 months subject to the conditions covering termination of your employment set forth below. In the event that your employment is terminated by the Company for any reason other than gross misconduct, the Company will have the following financial obligations to you:

* If you are terminated during the initial 12 months of your employment, you will continue to be paid your base salary and will continue to receive your employee benefits for a period of 12 months from the date of your termination. In addition, you will be paid your guaranteed minimum MIP payment.

* If you are terminated after 12 months of employment, you will continue to be paid your base salary and will continue to receive your employee benefits for a period of 12 months from the date of your termination.

* These severance arrangements are inclusive of all termination payments and any payment in lieu of notice.

Please return a signed copy of this letter confirming acceptance of the above terms and conditions of employment as soon as possible.

Yours sincerely,

 /s/ Steve Lee

Steve Lee
Vice President Human Resources


Agree and Acknowledged:       /s/ Mark Mackenzie              May 23, 1996
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                             Mark Mackenzie                  Date